Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 10:00 AM ET, March 16, 2010

eOn Communications Reports Profitability for the First Six Months

of Fiscal 2010

SAN JOSE, CA (March 16, 2010) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported second quarter fiscal results for the period ended January 31, 2010.

Second quarter revenue increased 169% to $3,516,000 from $1,307,000 in the second quarter of last year. Net income for the quarter excluding the impact of the imputed interest expense was $49,000 or $0.02 per common share. With imputed interest, the quarter has a net loss of $248,000 or $0.09 per common share compared to a net loss of $376,000 or $0.14 per common share in the quarter ended January 31, 2009. Included in net income for the quarter was $297,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet.

Despite the expected seasonal downturn in operating results for the second quarter, eOn’s operating results for the first six months of fiscal 2010 remain positive. Net income for the six month period ended January 31, 2010 was $131,000 or $0.05 per common share compared to a net loss of $510,000 or $0.19 per common share for the same period last year. Included in net income for the six months ended January 31, 2010 was $350,000 of imputed interest expense as discussed above. Net income for the current six months excluding the impact of the imputed interest expense was $481,000 or $0.18 per common share.

Financial results include Cortelco Systems Holding Corp. net income of $238,000 for the current quarter and $680,000 for the six months ended January 31, 2010. Cortelco Systems Holding Corp., was acquired on April 1, 2009

Cash, cash equivalents and marketable securities increased 20% to $2,871,000 as of January 31, 2010 from $2,383,000 as of January 31, 2009 and decreased 5% from $3,010,000 as of July 31, 2009.

“We are pleased with our continuing efforts to improve the Company’s performance. The second fiscal quarter has historically been seasonally effected and our results were better than expected”, commented Mr. David S. Lee, Chairman of eOn’s Board of Directors. “Our profitability in the last four quarters has resulted in earnings of $1,132,000 or $0.41 per common share before imputed interest expense. Despite adverse economic conditions, we continue to achieve positive results.”

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
REVENUE
Net revenue	$3,516	$1,307	$8,041	$3,091

COST OF REVENUE
Cost of revenue	2,252	703	5,056	1,516

Gross profit	1,264	604	2,985	1,575

OPERATING EXPENSE
Selling, general and administrative	1,133	688	2,288	1,455
Research and development	117	277	254	582
Other expense	13	17	32	61

Total operating expense	1,263	982	2,574	2,098

Income (loss) from operations	1	(378)	411	(523)

Interest (expense) income, net	(297)	2	(350)	13
Equity in earnings of unconsolidated investee	48	—	49	—

(Loss) income before income taxes	(248)	(376)	110	(510)

Income tax benefit	—	—	21	—

Net (loss) income	$(248)	$(376)	$131	$(510)

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(248)	$(376)	$131	$(510)
Unrealized gains on available-for-sale securities	—	—	4	—
Foreign currency translation adjustment	—	—	—	(1)

Comprehensive (loss) income	$(248)	$(376)	$135	$(511)

Weighted average shares outstanding
Basic	2,736	2,736	2,736	2,735

Diluted	2,736	2,736	2,738	2,735

Basic (loss) income per share	$(0.09)	$(0.14)	$0.05	$(0.19)

Diluted (loss) income per share	$(0.09)	$(0.14)	$0.05	$(0.19)

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	January 31, 2010	July 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,871	$3,010
Trade accounts receivable, net of allowance of $299 and $332, respectively	2,050	2,943
Trade accounts receivable - related party	15	228
Inventories	4,933	5,032
Deferred income taxes	270	270
Prepaid and other current assets	262	242

Total current assets	10,401	11,725

Property and equipment, net	164	209
Intangibles, net	656	410
Investments	1,141	1,136
Investment in unconsolidated equity investee	189	140

Total assets	$12,551	$13,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,082	$1,127
Trade accounts payable - related party	6	11
Notes payable, related party	742	1,157
Accrued expenses and other	1,144	1,628

Total current liabilities	2,974	3,923
Note payable, related party, net of current portion	3,633	3,891

Total liabilities	6,607	7,814

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,890,214 and 2,873,992 shares issued, respectively)	15	14
Additional paid-in capital	56,050	56,048
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,725)	(48,856)
Accumulated other comprehensive income	107	103

Total stockholders’ equity	5,944	5,806

Total liabilities and stockholders’ equity	$12,551	$13,620